PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 29, 2002)

                                     [LOGO]
                                  $200,000,000

                             DUQUESNE LIGHT COMPANY

                              FIRST MORTGAGE BONDS
                             6.70% SERIES O DUE 2012

     The bonds will bear interest at 6.70% per year. We will pay interest on the bonds on April 15 and October 15 in each year, beginning on October 15, 2002. The bonds will mature on April 15, 2012. We may redeem some or all of the bonds at any time. The redemption prices are discussed under the caption "SUPPLEMENTAL DESCRIPTION OF THE BONDS--Redemption."

     The bonds will be secured equally with all other bonds now or hereafter outstanding under our Mortgage.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                     PER BOND      TOTAL
                                                     --------      -----

Public Offering Price                                99.899%    $199,798,000

Underwriting Discount                                 0.650%      $1,300,000

Proceeds to Duquesne Light (before expenses)         99.249%    $198,498,000


     Interest on the bonds will accrue from April 15, 2002 to date of delivery.

                            -------------------------

     The underwriters expect to deliver the bonds to purchasers through The Depository Trust Company on or about April 15, 2002.

                            -------------------------

SALOMON SMITH BARNEY
                     BANC ONE CAPITAL MARKETS, INC.
                                                     WACHOVIA SECURITIES

                                 ---------------

ABN AMRO INCORPORATED
               TOKYO-MITSUBISHI INTERNATIONAL PLC
                              BNY CAPITAL MARKETS, INC.
                                            MELLON FINANCIAL MARKETS LLC
                                                     NATCITY INVESTMENTS, INC.

April 8, 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS OR, IF LATER, THE DATE OF AN INCORPORATED DOCUMENT, IS ACCURATE BECAUSE OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY HAVE CHANGED SINCE THAT DATE. WE ARE NOT MAKING AN OFFER TO SELL ANY BONDS IN ANY JURISDICTION WHERE AN OFFER IS NOT PERMITTED.

                            -------------------------

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                   PAGE
                                                                   ----

Duquesne Light Company.............................................S-1
Use of Proceeds....................................................S-2
Capitalization ....................................................S-2
Selected Financial Information.....................................S-3
Supplemental Description of the Bonds..............................S-4
Book-Entry Procedures and Settlement...............................S-6
Underwriting.......................................................S-8

                                   PROSPECTUS

Important Information About This Prospectus..........................1
Available Information................................................2
A Warning About Forward-Looking Statements...........................2
Duquesne Light Company...............................................2
Use of Proceeds......................................................3
Description of the Bonds.............................................3
Plan of Distribution................................................19
Experts.............................................................20
Legal Opinions......................................................20
Pennsylvania Taxes..................................................20

     The information in this prospectus supplement, which is presented solely to furnish limited introductory information regarding Duquesne Light Company and the bonds being offered, has been selected from the detailed information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the bonds. You should read the entire prospectus supplement and prospectus carefully, including the detailed financial and other information incorporated by reference. The terms "Duquesne Light," "Company," "we," "us," and "our" refer to Duquesne Light Company, a Pennsylvania corporation, and, when applicable, its subsidiaries.

                             DUQUESNE LIGHT COMPANY

     Duquesne Light was formed under the laws of Pennsylvania by the consolidation and merger in 1912 of three constituent companies. As part of a corporate reorganization, the Company became a wholly owned subsidiary of DQE, Inc. ("DQE") in July 1989. The Company is engaged in the transmission and distribution of electric energy, providing electric service to approximately 586,000 direct customers in southwestern Pennsylvania (including in the City of Pittsburgh). This represents a service territory of approximately 800 square miles. Our principal executive office is located at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219. Our telephone number is 412-393-6000. For additional information about our company, see "AVAILABLE INFORMATION" in the prospectus.

     Duquesne Light, as a public utility, is subject to regulation by the Pennsylvania Public Utility Commission with respect to retail rates, accounting, issuance of securities and other matters. We are also subject to regulation by the Federal Energy Regulatory Commission with respect to rates for wholesale sales and transmission services, accounting and other matters.

     Duquesne Light is a wholly-owned subsidiary of DQE. DQE is a holding company whose subsidiaries deliver essential products and services including electricity, water and communications. In addition to Duquesne Light, which is DQE's largest operating subsidiary, DQE's primary subsidiaries include:

     o AquaSource, Inc., which is a water resource management company that acquires, develops and manages water and wastewater systems and complementary businesses.

     o DQE Energy Services, LLC, which is an energy facilities management company that provides energy outsourcing solutions including development, operation and maintenance of energy and alternative fuel facilities.

     o DQE Communications, Inc., which developed and owns a 60,000 mile fiber-optic network in Pittsburgh.

     o DQE Financial Corp., which owns and operates landfill gas collection and processing systems and is an investment and portfolio management organization focused on structured finance and alternative energy investments.

     o Other business lines, including propane distribution, energy technology and financing and insurance services for DQE and various affiliates.

     In the second half of 2001, following the completion of a strategic review process, DQE announced a new management team and a change in its strategic direction. DQE adopted a "back-to-basics" strategy featuring, among other things, a more concentrated focus on utility operations and complementary businesses.

     DQE is a "holding company" under the Public Utility Holding Company Act of 1935 but is exempt from all provisions thereof except Section 9(a)(2) which relates to the acquisition of securities of public utility companies.

                                 USE OF PROCEEDS

     We are offering $200 million aggregate principal amount of first mortgage bonds. We intend to apply the net proceeds from the sale of the bonds, together with funds from other sources, to redeem (i) $45 million principal amount of First Collateral Trust Bonds, 6.65% Series C, due April 1, 2003 at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date, (ii) $55 million principal amount of First Collateral Trust Bonds, 6.70% Series C, due May 15, 2003 at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date, and (iii) $100 million principal amount of First Collateral Trust Bonds, 6.625% Series E, due June 15, 2004 at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date.

                                 CAPITALIZATION

     The table below shows our capitalization on a consolidated basis as of December 31, 2001. The "As Adjusted" column reflects our capitalization after giving effect to this offering of bonds and the use of net proceeds from this offering. You should read this table along with the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001. See "AVAILABLE INFORMATION" in the accompanying prospectus.

                                              AS OF DECEMBER 31, 2001
                                      -----------------------------------------
                                                  ($ IN THOUSANDS)
                                             ACTUAL            AS ADJUSTED
                                      ------------------   --------------------
                                        AMOUNT       %       AMOUNT       %
                                      ----------   -----   ----------   -----

Common Stockholders' Equity.....        $526,653    29.1      526,653    29.1

Preferred and Preference Stock..          74,484     4.1       74,484     4.1

Company Obligated Mandatorily
   Redeemable Preferred
   Securities...................         150,000     8.3      150,000     8.3

Long-Term Debt(1)...............      $1,061,078    58.5   $1,061,078    58.5
                                      -----------------------------------------

Total Capitalization............      $1,812,215   100%    $1,812,215   100%


(1) Excludes approximately $3 million of capital lease obligations.

                         SELECTED FINANCIAL INFORMATION

     We have derived the selected financial information presented below from our audited consolidated financial statements for the years ended December 31, 2001 and 2000. This information is not intended to be comprehensive. For additional information, you should read the complete financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001.

                                                YEARS ENDED DECEMBER 31,
                                                2001               2000
                                          (IN THOUSANDS, EXCEPT AS TO RATIOS)

INCOME STATEMENT INFORMATION

Total Operating Revenues ........            $1,053,589        $1,075,864
Total Operating Expenses ........               949,322           932,693
Operating Income ................               104,267           143,171
Total Other Income ..............                24,115            21,144
Income Before Interest and Other
  Charges .......................               128,382           164,315
Total Interest Charges and
  Preferred Securities Dividend
Requirements ....................                74,960            87,226
Net Income (after cumulative
  effect of change
  in accounting principles) .....                53,422            92,584
Ratio of Earnings to
  Fixed Charges..................                  2.08x             2.40x

OTHER INFORMATION
Net Cash Provided From Operating
  Activities ......................          $  119,127        $   64,475


                                                YEARS ENDED DECEMBER 31,
                                                2001               2000
                                                ----               ----
                                                     ($ IN THOUSANDS)

BALANCE SHEET INFORMATION

Total Assets ....................            $2,560,203        $2,728,360
Total Property, Plant and
  Equipment - Net ...............             1,344,886         1,344,345
Common Stockholders' Equity .....               526,653           539,557
Preferred and Preference Stock ..                74,484            72,053
Company Obligated Mandatorily
  Redeemable Preferred Securities               150,000           150,000
Long-Term Debt (1) ..............             1,061,078         1,060,834


(1)  Excludes capital lease obligations.

                      SUPPLEMENTAL DESCRIPTION OF THE BONDS

     Set forth below is a description of the specific terms of the bonds. This description supplements, and should be read together with, the description of the bonds in the accompanying prospectus under the caption "DESCRIPTION OF BONDS." The following description is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the summary in the accompanying prospectus, the Mortgage and the Trust Indenture Act.

GENERAL

     The bonds being offered by this prospectus supplement will be issued in one series designated "First Mortgage Bonds, Series O" (the "bonds"). The bonds will initially be issued in the aggregate principal amount of $200 million.

     The bonds will mature on April 15, 2012. The bonds will not be subject to any sinking fund or other mandatory redemption. The bonds will be available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each bond will bear interest at the rate of 6.70% per annum from the date of original issuance. Interest on the bonds will be payable semi-annually in arrears on April 15 and October 15 of each year (each, an "interest payment date"). The first interest payment date will be October 15, 2002. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date. A "business day" is any weekday that is not a federal holiday.

     We will pay interest on each bond on each interest payment date to the holder as of the close of business on the regular record date relating to such interest payment date (except as otherwise provided in the Mortgage for the payment of defaulted interest); provided, however, that we will pay interest at maturity to the person to whom principal is paid. The regular record date for each interest payment date will be the date 15 calendar days immediately preceding the applicable interest payment date.

     The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECURITY

     The bonds will be issued under the Mortgage which, except as set forth below and in the accompanying prospectus, constitutes a first mortgage lien on our properties used in the generation (if any), purchase, transmission, distribution or sale of electric energy and on any other property which we may from time to time subject to such lien after the date of this prospectus supplement. The Mortgage does not constitute a lien on property expressly excepted from the lien of the Mortgage and property released from the lien of the Mortgage. See the Incorporated Documents for a discussion of the divestiture by Duquesne Light in 2000 of its facilities related to the generation of electric energy. See "DESCRIPTION OF THE BONDS--Security" in the accompanying prospectus. The bonds will be entitled to the benefit of the Mortgage equally and ratably with all other Mortgage Securities issued under the Mortgage.

FURTHER ISSUANCES

     The bonds will be issued initially in the aggregate principal amount of $200 million. We may, however, "reopen" this series of bonds and, subject to the limitations in the Mortgage, issue additional bonds of this series in the future.

OPTIONAL REDEMPTION

     The bonds will be redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

     o   100% of the principal amount of bonds to be redeemed or

     o the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the date on which the bonds are redeemed ("Redemption Date").

     Unless we default in payment of the redemption price, interest will cease to accrue on the bonds called for redemption on and after the Redemption Date.

     "Adjusted Treasury Rate" means:

     o the yield, under the heading which represents the average for the week immediately preceding the Calculation Date, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity of the bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     The Adjusted Treasury Rate will be calculated as of the third business day preceding the Redemption Date or, if the bonds to be redeemed are to be defeased prior to the Redemption Date, then as of the third business day prior to the date we notify the Trustee of such redemption pursuant to the Mortgage, as the case may be (the "Calculation Date").

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to stated maturity of the bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term to stated maturity of such bonds.

     "Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations (expressed as a percentage of principal amount) for the Calculation Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

     "Reference Treasury Dealer" means:

     o Salomon Smith Barney Inc., Banc One Capital Markets, Inc., First Union Securities, Inc. and their successors; provided that, if Salomon Smith Barney Inc., Banc One Capital Markets, Inc. or First Union Securities, Inc. ceases to be a primary U.S. Government securities dealer in New York City ("Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

     o   any other Primary Treasury Dealers selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding the Calculation Date.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     The Depository Trust Company ("DTC"), New York, NY, will act as securities depositary for the bonds. The bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global bond certificate will be issued for the bonds, and will be deposited with DTC.

     The following is based upon information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("direct participants") deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

          Purchases of bonds within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry bonds on DTC's records. The ownership interest of each actual purchaser of each bond represented by a global bond ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners of a global bond will not receive certificates representing their ownership interests in the bonds, except in the event that use of the book-entry system for the book-entry bonds is discontinued.

          To facilitate subsequent transfers, all global bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global bonds representing the book-entry bonds; DTC's records reflect only the identity of the direct participants to whose accounts book-entry bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

          The delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the bonds, such as redemptions, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of bonds may wish to ascertain that nominee holding the bonds for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

          Redemption notices will be sent to Cede & Co. as registered Holder of the bonds. If less than all of the bonds within a tranche are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

          Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to bonds. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry bonds are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

          Principal, premium, if any, and/or interest, if any, payments on the global securities will be made to Cede & Co., or such other nominees as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detailed instructions from us or the Trustee, on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or printed and registered in "street name", and will be the responsibility of such participant and not of DTC, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments on the bonds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and that of the Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

     DTC may discontinue providing its services as securities depositary with respect to the bonds at any time by giving notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, bond certificates will be delivered to the beneficial owners. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificated bonds will be printed and delivered.

     According to DTC, the foregoing information with respect to DTC is provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. Neither we nor any underwriter takes any responsibility for the accuracy of this information. Neither we, the Trustee nor any underwriter will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any records relating thereto.

     Except as provided herein, a beneficial owner of an interest in a global bond certificate may not receive physical delivery of bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the bonds.

                                  UNDERWRITING

     Salomon Smith Barney Inc., Banc One Capital Markets, Inc. and First Union Securities, Inc. are acting as joint book running managers of the offering, and together with ABN AMRO Incorporated, Tokyo-Mitsubishi International plc, BNY Capital Markets, Inc., Mellon Financial Markets LLC and NatCity Investments, Inc., are acting as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the bonds set forth opposite the underwriter's name:

      UNDERWRITER                                PRINCIPAL AMOUNT
      -----------                                ----------------
      Salomon Smith Barney Inc.  ..........            $80,000,000
      Banc One Capital Markets, Inc. ......             48,000,000
      First Union Securities, Inc. ........             48,000,000
      ABN AMRO Incorporated ...............              6,000,000
      Tokyo-Mitsubishi International plc...              6,000,000
      BNY Capital Markets, Inc. ...........              4,000,000
      Mellon Financial Markets LLC.........              4,000,000
      NatCity Investments, Inc. ...........              4,000,000
                                                   ---------------
            Total..........................           $200,000,000


     The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if any of the bonds are taken.

     The underwriters propose to offer some of the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the bonds to dealers at the public offering price less a concession not to exceed .400% of the principal amount of the bonds. The underwriters may allow, and dealers may reallow, a concession not to exceed ..250% of the principal amount on sales to other dealers. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering (expressed as a percentage of the principal amount of the bonds).

                                                PAID BY DUQUESNE LIGHT
                                                ----------------------

      Per bond..................................         0.650%

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell bonds in the open market. These transactions may include overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position for the underwriters. Stabilizing transactions involve certain bids or purchase of bonds in the open market for the purpose of pegging, fixing or maintaining the price of the bonds. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases bonds originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the bonds. They may also cause the price of the bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total offering expenses, not including the underwriting discount, will be approximately $240,000.

     It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the bonds on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

     Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, various general financing and banking transactions with us and our affiliates.

     First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the bonds.

     We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

PROSPECTUS
----------

$400,000,000

DUQUESNE LIGHT COMPANY

FIRST MORTGAGE BONDS

--------------------

Duquesne Light Company may offer from time to time up to $400,000,000 in principal amount of its First Mortgage Bonds, in one or more series, at prices and on terms to be determined at the time of sale.

One or more supplements to this prospectus will indicate the terms of each series of bonds, and each tranche within a series, including, where applicable, the

     o     series designation,

     o     principal amount,

     o     stated maturity date,

     o     interest rate and interest payment dates,

     o     initial public offering price, and

     o     provisions for redemption, if any.


Duquesne Light may sell the bonds to or through underwriters, dealers or agents or directly to one or more purchasers. The applicable prospectus supplement will describe each offering of the bonds.

--------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------

The date of this prospectus is March 29, 2002.

                                TABLE OF CONTENTS


IMPORTANT INFORMATION ABOUT THIS PROSPECTUS.................1
AVAILABLE INFORMATION.......................................2
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................2
DUQUESNE LIGHT COMPANY......................................2
USE OF PROCEEDS.............................................3
DESCRIPTION OF THE BONDS....................................3
  General...................................................3
  Payment and Paying Agents.................................4
  Registration and Transfer.................................4
  Redemption................................................5
  Security..................................................5
  Issuance of Additional Mortgage Securities................7
  Release of Property.......................................9
  Withdrawal of Cash.......................................10
  Consolidation, Merger, Transfer of Assets................10
  Modification of Mortgage.................................11
  Voting of Class "A" Bonds................................14
  Waiver...................................................15
  Events of Default........................................15
  Remedies.................................................16
  Defeasance...............................................18
  Duties of Trustee; Resignation; Removal..................18
  Evidence to be Furnished to Trustee......................19
PLAN OF DISTRIBUTION.......................................19
EXPERTS....................................................20
LEGAL OPINIONS.............................................20
PENNSYLVANIA TAXES.........................................20

                   IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that Duquesne Light filed with the United States Securities and Exchange Commission, or the "SEC." We may sell the bonds described in this prospectus from time to time in one or more offerings, up to a total of $400 million in principal amount. This prospectus only provides you with a general description of the bonds. Each time we offer bonds, we will provide a supplement to this prospectus that contains specific information about the terms of the bonds then being offered. The supplement may also add, update or change information contained in this prospectus.

     In addition to the information contained in this prospectus and applicable supplement, this prospectus incorporates by reference important business and financial information about Duquesne Light that is not included in or delivered with this prospectus. See "AVAILABLE INFORMATION." You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

                             Duquesne Light Company
                               411 Seventh Avenue
                                  P.O. Box 1930
                       Pittsburgh, Pennsylvania 15230-1090
                         Attention: Corporate Secretary
                             Telephone: 412-393-6000

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable supplement. We have not authorized any other person to provide you with different information. You should not assume that the information contained or incorporated in this prospectus as of any time after the date of this prospectus or, if later, the date of an incorporated document, is accurate because our business, financial condition or results of operations may have changed since that date.

     We are not making an offer to sell any bonds in any jurisdiction where an offer or sale is not permitted.

                              AVAILABLE INFORMATION

     Duquesne Light files annual, quarterly and other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy these reports at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov.) that contains Duquesne Light's reports filed with the SEC.

     Duquesne Light incorporates by reference into this prospectus:

     o Duquesne Light's most recent Annual Report on Form 10-K filed by Duquesne Light with the SEC pursuant to the Exchange Act and

     o   all other documents filed by Duquesne Light with the SEC pursuant to
         Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of Duquesne Light's most recent Annual Report and before the termination of the offering made by this prospectus,

and all of such documents are deemed to be a part of this prospectus from the date of filing such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus or in any prospectus supplement or in any subsequently filed Incorporated Document. The only Incorporated Document as of the date of this prospectus is the Annual Report on Form 10-K for the year ended December 31, 2001.

     DQE, Inc., the sole shareholder of Duquesne Light, maintains an Internet site (http://www.dqe.com) that contains information concerning DQE, Inc. and its affiliates including Duquesne Light. The information contained at the Internet site of DQE, Inc. is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about plans, objectives and strategies and possible future results of our operations, as well as the assumptions upon which these statements are based. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Actual results or performance may differ materially from those contemplated by the forward-looking statements due to a number of known and unknown risks and uncertainties, many of which are beyond our control. Demand for electric utility service, as well as change in market and weather conditions, will affect cash flows, returns on investments and earnings levels. Energy prices will affect the number of customers using our provider of last resort service, which in turn will affect earnings. Overall performance will also be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services, and prices, as well as the factors discussed in our SEC filings made to date. We refer to the documents identified above under "AVAILABLE INFORMATION" for a discussion of these and other risks and uncertainties.

                             DUQUESNE LIGHT COMPANY

     Duquesne Light Company was formed under the laws of Pennsylvania by the consolidation and merger in 1912 of three constituent companies. As part of a corporate reorganization, Duquesne Light became a wholly owned subsidiary of DQE, Inc. in July 1989. Duquesne Light is engaged in the transmission and distribution of electric energy, providing electric service to customers in Allegheny County (including in the City of Pittsburgh), Beaver County and to a limited extent, Westmoreland County, Pennsylvania. This represents a service territory of approximately 800 square miles. The principal executive office of Duquesne Light is located at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219. Its telephone number is 412-393-6000.

                                 USE OF PROCEEDS

     Duquesne Light is offering up to $400 million aggregate principal amount of its First Mortgage Bonds. Duquesne Light intends to apply the net proceeds from the sale of the Bonds to refinance existing higher interest cost debt of Duquesne Light and to other corporate purposes. Duquesne Light will determine the timing and amounts of any sales of the Bonds in light of market conditions. The applicable prospectus supplement will describe the use of proceeds of each series or tranche of Bonds.

                            DESCRIPTION OF THE BONDS

GENERAL

     Duquesne Light may issue the Bonds in one or more series, or in one or more tranches within a series, as fully registered bonds, without coupons, under an Indenture of Mortgage and Deed of Trust, dated as of April 1, 1992 (the "Original Mortgage"), between Duquesne Light and JPMorgan Chase Bank (successor by merger to The Chase Manhattan Bank, successor in trust to Mellon Bank N.A.), trustee (the "Trustee"). The Original Mortgage, as amended and supplemented from time to time is hereinafter referred to as the "Mortgage." The terms of the Bonds will include those stated in the Mortgage and those made part of the Mortgage by the Trust Indenture Act of 1939, as amended. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage and the Trust Indenture Act. Duquesne Light has filed the Mortgage as well as the form of supplemental indenture to establish a series of Bonds, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Mortgage. Wherever particular provisions of the Mortgage or terms defined therein are referred to, those provisions or definitions are incorporated by reference as a part of the statements made in this prospectus and those statements are qualified in their entirety by such reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Original Mortgage.

     In addition to the Bonds, other debt securities may be issued under the Mortgage, without any limit on the aggregate principal amount, on the basis of Property Additions, Retired Securities, cash and Class "A" Bonds. (See "--Issuance of Additional Mortgage Securities.") The Bonds and all other debt securities issued under the Mortgage are collectively referred to as the "Mortgage Securities." The Bonds will be entitled to the benefit of the Mortgage equally and ratably with all other Mortgage Securities issued under the Mortgage.

     The applicable prospectus supplement or supplements will describe the following terms of the Bonds of each series or tranche:

     o   the title of such Bonds;

     o   any limit upon the aggregate principal amount of such Bonds;

     o the person to whom interest on such Bonds will be payable on any interest payment date, if other than the persons in whose names such Bonds are registered at the close of business on the regular record date for such interest;

     o the date or dates on which the principal of such Bonds is payable or the method of determination thereof and the right, if any, to extend such date or dates;

     o the rate or rates at which such Bonds will bear interest, if any, or the method by which such rate or rates, if any, will be determined, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the right, if any, of Duquesne Light to defer or extend an interest payment date, the regular record date for any interest payable on any interest payment date and the basis of computation of interest;

     o the place or places where, subject to the terms of the Mortgage as described below under "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on such Bonds will be payable and where, subject to the terms of the Mortgage as described below under "--Registration and Transfer," such Bonds may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Duquesne Light in respect of such Bonds and the Mortgage may be served; the Security Registrar and Paying Agents for such Bonds; and, if such is the case, that the principal of such Bonds will be payable without presentation or surrender;

     o any period or periods within which, date or dates on which, the price or prices at which and the terms and conditions upon which such Bonds may be redeemed, in whole or in part, at the option of Duquesne Light;

     o the obligation or obligations, if any, of Duquesne Light to redeem or purchase any of such Bonds pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder, and the period or periods within which, or date or dates on which, the price or prices at which, and the terms and conditions upon which such Bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

     o the denominations in which any such Bonds will be issuable if other than denominations of $1,000 and any integral multiple of such amount;

     o   if such Bonds are to be issued in global form--

         o any limitations on the rights of the registered holder or holders of such Bonds to transfer or exchange the same or to obtain registration of transfer thereof,

         o any limitations on the rights of beneficial owners of such Bonds to obtain certificates therefor, and

         o the identity of the depository and any other matters incidental to such Bonds; and

     o any other terms of such Bonds not inconsistent with the provisions of the Mortgage.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the applicable prospectus supplement, Duquesne Light will pay interest, if any, on each Bond on each interest payment date to the person in whose name such Bond is registered (the registered holder of any Mortgage Security being called a "Holder") as of the close of business on the regular record date relating to such interest payment date; provided, however, that Duquesne Light will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, "Maturity") to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Bond, such defaulted interest may be payable, at Duquesne Light's option, to the Holder of such Bond as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days before the date proposed by Duquesne Light for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Bond may be listed, if the Trustee deems such manner of payment practicable. (See Section 307.)

     Unless otherwise specified in the applicable prospectus supplement, Duquesne Light will pay principal of and premium, if any, and interest on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of JPMorgan Chase Bank in New York, New York, as paying agent for Duquesne Light. Duquesne Light may change the place of payment on the Bonds, may appoint one or more additional paying agents (including itself) and may remove any paying agent, all at its discretion. (See Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Bonds, and may exchange Bonds for other Bonds of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of JPMorgan Chase Bank in New York, New York, as security registrar for the Bonds. (See Sections 109, 503 and 504.) Duquesne Light may change the place for registration of transfer of the Bonds, may appoint one or more additional security registrars

(including Duquesne Light) and may remove any security registrar, all at its discretion. (See Section 602.) Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Bonds, but Duquesne Light may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Bonds. Duquesne Light will not be required to issue and no security registrar will be required to register the transfer of or to exchange (1) any Bond during a period of 15 days before giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

REDEMPTION

     The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Bonds. Except as shall otherwise be provided in the applicable prospectus supplement with respect to Bonds redeemable at the option of the Holder, Bonds will be redeemable only upon notice by mail (except as otherwise permitted in the Mortgage) not less than 30 nor more than 60 days before the date fixed for redemption. (See Sections 109, 503 and 504.) If less than all the Bonds of a series, or any tranche thereof, are to be redeemed, the particular Bonds to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method as the Security Registrar deems fair and appropriate. (See Section 503.)

     Any notice of redemption at the option of Duquesne Light may state that such redemption will be conditional upon receipt by the Trustee, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force and effect and Duquesne Light will not be required to redeem such Bonds. (See Section 504.)

     While the Original Mortgage contains provisions for the maintenance of the Mortgaged Property, it does not contain any provisions for a maintenance or sinking fund, and, except as may be provided in the applicable prospectus supplement, there will be no provisions for any such funds for the Bonds.

SECURITY

     General

     Except as otherwise contemplated below under this heading and under "--Issuance of Additional Mortgage Securities," and subject to the exceptions discussed under "--Release of Property" and "--Defeasance," all Outstanding Mortgage Securities, equally and ratably,

     o will be secured by the lien of the Mortgage on properties of Duquesne Light used in the generation, purchase, transmission, distribution or sale of electric energy, and

     o will enjoy the benefit of Class "A" Bonds (as defined below) delivered to the Trustee as the basis for the authentication and delivery of an equal principal amount of Mortgage Securities.

     Lien of the Mortgage

     General. Except as discussed below, the Mortgage constitutes (subject to the exceptions referred to below) a first mortgage lien on the properties of Duquesne Light used in the generation (if any), purchase, transmission, distribution or sale of electric energy and on any other property which Duquesne Light may from time to time subject to such lien after the date of this prospectus. The Mortgage does not constitute a lien on property expressly excepted from the lien of the Mortgage and property released from the lien of the Mortgage. See the Incorporated Documents for discussion of the divestiture by Duquesne Light in 2000 of its facilities related to the generation of electric energy. At the date of this prospectus, there are no liens prior to the lien of the Mortgage other than Permitted Liens and certain other liens permitted to exist.

     The Mortgage provides that all property (other than excepted property) used in the generation, purchase, transmission, distribution or sale of electric energy and acquired by Duquesne Light after the date of the Original Mortgage will be subject to the lien of the Mortgage except as otherwise described in "--Consolidation, Merger, Transfer of Assets." In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition thereof, including the lien of any Class "A" Mortgage, and in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the Mortgage.

     Without the consent of the Holders, Duquesne Light and the Trustee may enter into supplemental indentures to subject to the lien of the Mortgage additional property, whether or not used in the electric utility business (including property which would otherwise be excepted from such lien). (See
Section 1401.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of Mortgage Securities. (See "--Issuance of Additional Mortgage Securities.")

     Excepted Property. The lien of the Mortgage does not cover, among other things, cash and securities not paid, deposited or held under the Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, certain intellectual property rights and other general intangibles; automobiles, other vehicles, movable equipment, aircraft and vessels; all goods, wares and merchandise held for sale in the ordinary course of business; nuclear fuel; fuel, materials, supplies and other personal property consumable in the operation of Duquesne Light's business; computers, machinery and equipment used exclusively for corporate administrative or clerical purposes; coal, ore, gas, oil, minerals and timber mined or extracted from the land; electric energy, gas, steam, water and other products generated, produced or purchased; leasehold interests; and all property that is located outside of the Commonwealth of Pennsylvania and the States of Ohio and West Virginia. (See Granting Clauses.)

     Properties held by subsidiaries of Duquesne Light, as well as properties leased from other Persons, are not subject to the lien of the Mortgage.

     Permitted Liens. Permitted Liens include tax liens and other governmental charges which are not delinquent and which are being contested in good faith, construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of Duquesne Light, certain leasehold interests, and certain other liens and encumbrances. (See Granting Clauses and Section 101.)

     Trustee's Lien. The Trustee will have a lien, prior to the lien on behalf of the holders of Mortgage Securities, upon Mortgaged Property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1107.)

     Class "A" Bonds; Class "A" Mortgages

     The term "Class `A' Bonds" means bonds or other obligations now or hereafter issued and outstanding under and secured by any Class "A" Mortgage. The term "Class `A' Mortgage" means a mortgage or deed of trust or similar indenture entered into by another corporation which is subsequently merged into or consolidated with Duquesne Light and, in connection with such merger or consolidation, is assumed by Duquesne Light and designated a "Class `A' Mortgage" in accordance with the Mortgage. At the date of this prospectus, there is no Class "A" Mortgage on any property of Duquesne Light.

     Class "A" Bonds to be made the basis for the authentication and delivery of Mortgage Securities will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by the Trustee, subject to the provisions of the Mortgage, for the benefit of the Holders of all Mortgage Securities Outstanding from time to time. Such Class "A" Bonds will mature on the same dates, and in the same principal amounts, as such Mortgage Securities. Class "A" Bonds are not required to bear interest and will contain mandatory redemption provisions correlative to any mandatory redemption provisions of such mortgage securities.

     Any payment by Duquesne Light of principal of or premium or interest on Mortgage Securities authenticated and delivered on the basis of the delivery to the Trustee of Class "A" Bonds (other than by application of the proceeds of a payment in respect of such Class "A" Bonds) will, to the extent thereof, be deemed to satisfy and discharge the obligation of Duquesne Light, if any, to make a payment of principal, premium or interest, as the case may be, in respect of such Class "A" Bonds which is then due. (See Section 702.)

     The Trustee may not sell, assign or otherwise transfer any Class "A" Bonds except to a successor trustee under the Mortgage. (See Section 704.) At the time any Mortgage Securities which have been authenticated and delivered upon the basis of Class "A" Bonds cease to be Outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class "A" Bonds), the Trustee will surrender to, or upon the order of, Duquesne Light an equal principal amount of such Class "A" Bonds having the same Stated Maturity and mandatory redemption provisions as such Mortgage Securities. (See Section 703.)

     When no Class "A" Bonds are Outstanding under a Class "A" Mortgage except for Class "A" Bonds delivered to and held by the Trustee, then, at the request of Duquesne Light and subject to satisfaction of certain conditions, the Trustee will surrender such Class "A" Bonds for cancellation, the related Class "A" Mortgage will be satisfied and discharged, the lien of such Class "A" Mortgage on Duquesne Light's property subject thereto will cease to exist and the priority of the lien of the Mortgage, as to such property, will be increased accordingly. (See Section 707.)

ISSUANCE OF ADDITIONAL MORTGAGE SECURITIES

     General

     The aggregate principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is unlimited. (See Section 301.) Bonds of any series may be authenticated and delivered from time to time on the basis of, and in an aggregate principal amount not exceeding:

     o 70% of the Cost or fair value of Property Additions (as described below) to Duquesne Light (whichever is less) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

     o the aggregate principal amount of Retired Securities (as described below), but if Class "A" Bonds had been made the basis for the authentication and delivery of such Retired Securities, only if the related Class "A" Mortgage has been discharged;

     o   the amount of cash deposited with the Trustee; and

     o the aggregate principal amount of Class "A" Bonds issued and delivered to the Trustee.

(See Article Four.)

     Property Additions includes any property that is owned by Duquesne Light and subject to the lien of the Mortgage except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of Duquesne Light. (See Section 104.)

     Retired Securities means, generally, Mortgage Securities which are no longer Outstanding under the Mortgage, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash. (See Section 101.)

     Net Earnings Test

     In general, the issuance of Mortgage Securities is subject to Adjusted Net Earnings of Duquesne Light for 12 consecutive months within the preceding 18 months being at least twice the Annual Interest Requirements on all Mortgage Securities at the time outstanding, new Mortgage Securities then applied for, all outstanding Class "A" Bonds other than Class "A" Bonds held by the Trustee under the Mortgage, and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the Mortgage, except that no such net earnings requirement need be met if the additional Mortgage Securities to be issued are to have no Stated Interest Rate prior to Maturity. Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment), whether or not recorded as an extraordinary item in Duquesne Light's books of account; and any refund of revenues previously collected or accrued by Duquesne Light subject to possible refund. Adjusted Net Earnings also do not take into account profits or losses from the sale or other disposition of property, or extraordinary items of any kind or nature, whether items of revenue or expense. (See Sections 103 and 401.)

     Duquesne Light is not required to satisfy the net earnings requirement prior to issuance of Mortgage Securities on the basis of Class "A" Bonds if such Class "A" Bonds have been authenticated and delivered under the related Class "A" Mortgage on the basis of retired Class "A" Bonds unless

     o the Stated Maturity of such retired Class "A" Bonds is a date more than two years after the date of Duquesne Light request for the authentication and delivery of such Mortgage Securities and

     o the Stated Interest Rate, if any, on such retired Class "A" Bonds immediately prior to Maturity is less than the Stated Interest Rate, if any, on such Mortgage Securities to be in effect upon the initial authentication and delivery thereof.

In addition, Duquesne Light is not required to satisfy the net earnings requirement prior to issuance of Mortgage Securities on the basis of Retired Securities unless

     o the Stated Maturity of the Retired Securities made the basis for such issuance is a date more than two years after the date of the Company Order requesting the authentication and delivery of such Mortgage Securities and

     o the Stated Interest Rate, if any, on such Retired Securities immediately prior to Maturity is less than the Stated Interest Rate, if any, on such Mortgage Securities to be in effect upon the initial authentication and delivery thereof.

In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding such determination or the rate to be in effect upon initial authentication. With respect to Mortgage Securities of a series subject to a periodic offering (such as a medium-term note program), the Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or before the time of the first authentication and delivery of the Mortgage Securities of such series. (See Article Four.)

     Bonds Issuable

     At February 28, 2002, the amount of net Property Additions (as recorded at
Cost) available to be used as the basis for the authentication and delivery of Mortgage Securities was approximately $122,130,462; and, at that date, the aggregate principal amount of Retired Securities available to be so used was $126,604,005. Such Property Additions and Retired Securities would permit, and the net earnings requirement would not prohibit, the authentication and delivery of $212,095,327 in aggregate principal amount of Mortgage Securities bearing interest at any reasonably foreseeable rate. Duquesne Light will determine at the time of issuance of the Bonds of each series whether such Bonds will be authenticated and delivered on the basis of Property Additions or Retired Securities.

RELEASE OF PROPERTY

     Unless an Event of Default has occurred and is continuing, Duquesne Light may obtain the release from the lien of the Mortgage of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, that the Cost of the property to be released (or, if less, the fair value of such property at the time it became Funded Property) exceeds the aggregate of:

          (1) the principal amount (subject to certain limitations described below) of obligations secured by purchase money mortgage upon the property to be released delivered to the Trustee;

          (2) the Cost or fair value to Duquesne Light (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

          (3) an amount equal to 10/7ths of the principal amount of Mortgage Securities Duquesne Light would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

          (4) the principal amount (subject to certain limitations described below) of obligations secured by purchase money mortgage upon the property released, and/or an amount in cash, delivered to the trustee or other holder of a lien prior to the lien of the Mortgage;

          (5) an amount equal to 10/7ths of the principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee); and

          (6) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See
     Section 803.)

     The use of obligations secured by purchase money mortgage as a credit in connection with the release of property, as described in clauses (1) and (4) above, is subject to the following limitations:

          (x) no obligations secured by purchase money mortgage may be so used unless all obligations secured by such purchase money mortgage shall be delivered to the Trustee or the trustee or other holder of a prior lien;

          (y) the aggregate credit which may be used as described in clauses (1) and (4) above in respect of any property being released may not exceed 75% of the fair value of such property; and

          (z) no such obligations may be so used if the aggregate credit in respect of such obligations to be used as described in clauses (1) and (4) above plus the aggregate credits used by Duquesne Light pursuant to said clauses (1) and (4) in connection with all previous releases of property on the basis of purchase money obligations theretofore delivered to and then held by the Trustee or the trustee or other holder of a prior lien shall, immediately after the release then being applied for, exceed 15% of the sum of (A) the aggregate principal amount of Mortgage Securities then Outstanding and (B) the aggregate principal amount of Class "A" Bonds then Outstanding other than Class "A" Bonds then held by the Trustee. (See
     Section 803.)

     Property that is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as:

     o the aggregate amount of Cost or fair value to Duquesne Light (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or

     o the Cost or fair value to Duquesne Light (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or fair value to Duquesne Light (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 804.)

     The Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class "A" Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 805, 807 and 808.)

     If any property released from the lien of the Mortgage continues to be owned by Duquesne Light after such release, the Mortgage will not become a lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property. (See
Section 810.)

WITHDRAWAL OF CASH

     Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, either:

     o   be withdrawn by Duquesne Light--

         o to the extent of the Cost or fair value to Duquesne Light (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal),

         o in an amount equal to 10/7ths of the aggregate principal amount of Mortgage Securities that Duquesne Light would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or

         o in an amount equal to 10/7ths of the aggregate principal amount of any Outstanding Mortgage Securities delivered to the Trustee; or

     o   be applied, upon the request of Duquesne Light, to--

         o the purchase of Mortgage Securities (at prices not exceeding 10/7ths of the principal amount thereof) or

         o the payment at Stated Maturity or redemption of Mortgage Securities (see Section 806);

provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities, as well as cash representing a payment of principal of Class "A" Bonds, may only be withdrawn in an amount equal to the aggregate principal amount of Mortgage Securities Duquesne Light would be entitled to issue on any basis (with the entitlement to such issuance being waived by operation of such withdrawal), or may, upon the request of Duquesne Light, be applied to the purchase, redemption or payment of Mortgage Securities at prices not exceeding, in the aggregate, the principal amount thereof (see Sections 405 and 702).

CONSOLIDATION, MERGER, TRANSFER OF ASSETS

     Duquesne Light may consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as, or substantially as, an entirety to any Person only if:

     o the terms of the transaction will fully preserve the lien and security of the Mortgage and the rights and powers of the Trustee and the Holders;

     o the corporation formed by such consolidation or into which Duquesne Light is merged or the Person which acquires by conveyance or transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America or any State or Territory thereof or the District of Columbia (the "Successor Corporation"), and the Successor Corporation executes and delivers to the Trustee a supplemental indenture that:

         o in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the Mortgage Securities then Outstanding, contains an assumption by the Successor Corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Mortgage Securities and the performance of all of the covenants and conditions of Duquesne Light under the Mortgage and

         o in the case of a consolidation, merger conveyance or other transfer, which contains a grant, conveyance, transfer and mortgage by the Successor Corporation confirming the lien of the Mortgage on the Mortgaged Property and subjecting to such lien all property thereafter acquired by the Successor Corporation which shall constitute an improvement, extension or addition to the Mortgaged Property or a renewal, replacement or substitution of or for any part thereof, and, at the election of the Successor Corporation, subjecting to the lien of the Mortgage such other property then owned or thereafter acquired by the Successor Corporation as the Successor Corporation shall specify; and

     o in the case of a lease, such lease is made expressly subject to termination by Duquesne Light or by the Trustee at any time during the continuance of an Event of Default. (See Section 1301.)

     Unless, in the case of consolidation, merger, conveyance or other transfer described in the preceding paragraph, the Successor Corporation elects otherwise, the Mortgage will not become and be a lien upon any of the properties then owned or thereafter acquired by the Successor Corporation except properties acquired from Duquesne Light in or as a result of such transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part of such properties. (See
Section 1303.)

     Nothing in the Mortgage prevents any consolidation or merger after the consummation of which Duquesne Light would be the surviving or resulting corporation or any conveyance, transfer or lease, subject to the lien of the Mortgage, of any part of the Mortgaged Property which does not constitute the entirety, or substantially the entirety, of the Mortgaged Property. Unless, in the case of a consolidation or merger described in the preceding sentence, a supplemental indenture otherwise provides, the Mortgage will not become or be a lien upon any of the properties acquired by Duquesne Light in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements of substitutions of or for any part thereof.

MODIFICATION OF MORTGAGE

     Modifications Without Consent

     Without the consent of any Holders, Duquesne Light and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

     o to evidence the succession of another Person to Duquesne Light and the assumption by any such successor of the covenants of Duquesne Light in the Mortgage and in the Mortgage Securities;

     o to add one or more covenants of Duquesne Light or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Mortgage Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon Duquesne Light by the Mortgage;

     o to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property;

     o to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Mortgage

         Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Mortgage Security of such series or tranche remains outstanding under the Mortgage;

     o to establish the form or terms of the Mortgage Securities of any series or tranche as permitted by the Mortgage;

     o to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

     o to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

     o to provide for the procedures required to permit the utilization of a noncertificated system of registration for all, or any series or tranche of, the Mortgage Securities;

     o   to change the place where--

         o the principal of and premium, if any, and interest, if any, on the Mortgage Securities of any series, or any tranche thereof, will be payable,

         o any Mortgage Securities of any series, or any tranche thereof, may be surrendered for registration of transfer,

         o Mortgage Securities of any series, or any tranche thereof, may be surrendered for exchange or

         o notices and demands to or upon Duquesne Light in respect of the Mortgage Securities of any series, or any tranche thereof, and the Mortgage may be served; or

     o to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Mortgage, so long as such other changes or additions do not adversely affect the interests of the Holders of Mortgage Securities of any series or tranche in any material respect. (See Section 1401.)

     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Mortgage in such a way as to require changes to the Mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, Duquesne Light and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (See Section 1401.)

     Modifications Requiring Consent

     Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Mortgage Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Mortgage pursuant to one or more supplemental indentures. However, if less than all of the series of Mortgage Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Mortgage Securities of all series so directly affected, considered as one class, will be required; and if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Mortgage Securities of all tranches so directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of each Holder of the Outstanding Mortgage Securities of each series or tranche directly affected thereby,

     o change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Mortgage Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency (or other property) in which any Mortgage Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

     o permit the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property, or deprive such Holder of the benefit of the security of the lien of the Mortgage;

     o reduce the percentage in principal amount of the Outstanding Mortgage Securities of such series or tranche, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

     o modify certain of the provisions of the Mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding, Mortgage Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of Mortgage Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Mortgage of the Holders of the Mortgage Securities of any other series or tranche. (See Section 1402.)

     Pre-Approved Prospective Amendments

     The Holders of the Bonds offered hereby will be deemed to have consented to the execution and delivery of a supplemental indenture containing one or more, or all, of the prospective amendments to the Mortgage described below:

          (a) to change the definition of the term "Stated Interest Rate" to provide, among other things, that any calculation or other determination to be made under the Mortgage by reference to the Stated Interest Rate on an obligation which secures other indebtedness will be made by reference to the lower of the Stated Interest Rate on such obligation and the Stated Interest Rate on such other indebtedness;

          (b) to change the definition of the term "Cost" to, among other things, clarify that such term includes, in addition to the amount of cash paid, the fair market value of property delivered and the principal amount of indebtedness assumed, and any other amounts which, in accordance with generally accepted accounting principles, are properly chargeable to plant or other property accounts;

          (c) to modify the provisions regarding obligations secured by purchase money mortgage, as described in the second paragraph under "--Release of Property":

              o to delete the provisions described in clause (x) or to provide that such provisions may be disregarded upon specified conditions; and/or

              o to delete the provisions described in clause (z) or to provide that clause (z) may be disregarded upon specified conditions; to delete from the provisions described in clause
                   (z) the limitation of 15%; or to change the percentage in clause (z) to any higher percentage not exceeding 100%;

          (d) to add a definition of the term "purchase money mortgage" to mean, generally, a lien on the property being acquired or disposed of by Duquesne Light or being released from the lien of the Mortgage which is retained by the transferor of such property or granted to one or more persons in connection with the transfer or release of such property, or granted to or held by a trustee or agent for any such persons, and which would include, among other things, any lien that:

              o permits the incurrence of indebtedness secured by such lien in addition to indebtedness incurred in connection with the transfer of specific property,

              o    permits the subjection of other property to such lien, and/or

              o was granted prior to any particular transfer of property, which covers other property and/or which secures other obligations issued prior or after the obligations delivered in connection with any particular acquisition, disposition or release of property;

          (e) to add a definition of the term "fair value," providing, among other things, that "fair value" with respect to any property will be determined by reference to:

              o the amount which would be likely to be obtained in an arm's length transaction with respect to such property between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell;

              o the amount of investment with respect to such property which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise;

              o the cost, accumulated depreciation and replacement cost with respect to such property; and

              o    any other relevant factors; and/or

          (f) to eliminate any requirement to deliver a Net Earnings Certificate in connection with the authentication and delivery of Mortgage Securities on the basis of Retired Securities and/or Class "A" Bonds that had been authenticated and delivered under the related Class "A" Mortgage on the basis of retired Class "A" Bonds.

     The prospective amendments described in clauses (c) and (d) in the preceding paragraph, if adopted, would have the effect, among other things, of facilitating transactions that would result in a disaggregation of the transmission and distribution segments of Duquesne Light's business, including transfers to other entities whether or not affiliated with Duquesne Light.

(See Supplemental Indenture No. 18, Article Two.)

     Duquesne Light and the Trustee may not enter into a supplemental indenture containing any of the foregoing, prospective amendments unless and until the Holders of a majority in principal amount of the Mortgage Securities of all series then outstanding shall have, or shall be deemed to have, consented to such amendments. In addition to the Bonds offered hereby, the Holders of $517,985,000 in aggregate principal amount of Mortgage Securities of other series outstanding at the date of this prospectus are deemed to have consented to such prospective amendment.

VOTING OF CLASS "A" BONDS

     The Mortgage provides that the Trustee will, as holder of Class "A" Bonds, attend such meetings of bondholders under the related Class "A" Mortgage, or deliver its proxy in connection therewith, as relate to matters with respect to which it, as such holder, is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default as defined in the Mortgage has occurred and is continuing, the Trustee will, as holder of Class "A" Bonds, vote all Class "A" Bonds Outstanding under such Class "A" Mortgage then held by it, or consent with respect thereto, proportionately with what the Trustee reasonably believes will be the vote or consent of the holders of all other Class "A" Bonds Outstanding under such Class "A" Mortgage the holders of which are eligible to vote or consent. However, the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class "A" Mortgage which, if it were an amendment or modification of the Mortgage, would require the consent of Holders of Mortgage Securities as described under "--Modification of Mortgage," without the prior consent of Holders of Mortgage Securities which would be required for such an amendment or modification of the Mortgage. (See Article Seven of the Mortgage.)

WAIVER

     The Holders of at least a majority in aggregate principal amount of all Mortgage Securities may waive Duquesne Light's obligations to comply with certain covenants, including Duquesne Light's obligation to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and to make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Mortgage Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with Duquesne Light's obligations to maintain an office or agency where the Mortgage Securities of such series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified with respect to Mortgage Securities of such series or tranches. (See Section 609.)

EVENTS OF DEFAULT

     Any of the following events will constitute an "Event of Default" under the
Mortgage:

     o failure to pay interest on any Mortgage Security within 60 days after the same becomes due;

     o failure to pay principal of, or premium, if any, on any Mortgage Security within 3 business days after its Maturity;

     o failure to perform, or breach of, any covenant or warranty of Duquesne Light in the Mortgage (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 60 days after there has been given to Duquesne Light by the Trustee, or to Duquesne Light and the Trustee by the Holders of at least 25% in principal amount of Outstanding Mortgage Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the Trustee, or the Trustee and the Holders of a principal amount of Mortgage Securities not less than the principal amount of Mortgage Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by Duquesne Light within such period and is being diligently pursued;

     o certain events relating to reorganization, bankruptcy and insolvency of Duquesne Light or appointment of a receiver or trustee for its property; and

     o the occurrence of a matured event of default under any Class "A" Mortgage; provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences thereof shall constitute a waiver of the corresponding Event of Default under the Mortgage and a rescission and annulment of the consequences thereof. (See Section 1001.)

REMEDIES

     Acceleration of Maturity

     If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of Mortgage Securities then Outstanding may declare the principal amount (or if the Mortgage Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the Mortgage) of all of the Mortgage Securities together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable.

     At any time after such declaration of the maturity of the Mortgage Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the Mortgage, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

     o Duquesne Light has paid or deposited with the Trustee a sum sufficient to pay--

         o all overdue interest, if any, on all Mortgage Securities then Outstanding;

         o the principal of and premium, if any, on any Mortgage Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Mortgage Securities; and

         o all amounts due to the Trustee as compensation and reimbursement as provided in the Mortgage; and

     o any other Event or Events of Default, other than the non-payment of the principal of Mortgage Securities which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the Mortgage. (See Sections 1002 and 1017.)

     Possession of Mortgaged Property

     Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding Mortgage Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 1003, 1004 and 1005.)

     Right to Direct Proceedings

     If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Mortgage Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the Mortgage, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee's sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. (See
Section 1016.)

     Limitation on Right to Institute Proceedings

     No Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless

          (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b) the Holders of not less than a majority in aggregate principal amount of the Mortgage Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

          (c) for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of Mortgage Securities then Outstanding.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 1011.)

     No Impairment of Right to Receive Payment

     Notwithstanding that the right of a Holder to institute a proceeding with respect to the Mortgage is subject to certain conditions precedent, each Holder of a Mortgage Security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Mortgage Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 1012.)

     Notice of Default

     The Trustee is required to give the Holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third item under "--Events of Default" may be given until at least 45 days after the occurrence thereof. (See Section 1102.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

     Indemnification of Trustee

     As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the Mortgage and institution of action on the Bonds, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 1011 and 1101.)

     Additional Remedies

     In addition to every other right and remedy provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and holder of Class "A" Bonds which arises as a result of a default or matured event of default under any Class "A" Mortgage, whether or not an Event of Default under the Mortgage has occurred and is continuing. (See
Section 1020.)

     Remedies Limited by State Law

     The laws of the various states in which the Mortgaged Property is located may limit or deny the ability of the Trustee or security holders to enforce certain rights and remedies provided in the Mortgage in accordance with their terms.

DEFEASANCE

     Any Mortgage Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Mortgage, and, at Duquesne Light's election, the entire indebtedness of Duquesne Light in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee, in trust:

          (a) money in an amount which will be sufficient; or

          (b) in the case of a deposit made prior to the Maturity of such Mortgage Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee, will be sufficient; or

          (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Mortgage Securities or portions thereof. (See Section 901.)

For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations as shall be specified in an accompanying prospectus supplement.

     The Mortgage will be deemed to have been satisfied and discharged when no Mortgage Securities remain outstanding thereunder and Duquesne Light has paid or caused to be paid all other sums payable by Duquesne Light under the Mortgage.

     The right of Duquesne Light to cause its entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

DUTIES OF TRUSTEE; RESIGNATION; REMOVAL

     The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Trustee may resign at any time by giving written notice thereof to Duquesne Light or may be removed at any time by Act of the Holders of a majority in principal amount of Mortgage Securities then Outstanding delivered to the Trustee and Duquesne Light. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if Duquesne Light has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. See Section 1110.)

EVIDENCE TO BE FURNISHED TO TRUSTEE

     Compliance with Mortgage provisions is evidenced by written statements of Duquesne Light officers or persons selected or paid by Duquesne Light. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Trust Indenture Act currently requires that Duquesne Light give the Trustee, not less often than annually, a brief statement as to Duquesne Light's compliance with the conditions and covenants under the Mortgage.

                              PLAN OF DISTRIBUTION

     Duquesne Light may sell the Bonds in any of four ways: (1) directly to one or a limited number of institutional purchasers, (2) through agents, (3) through underwriters and/or (4) through dealers. The applicable prospectus supplement or a supplement thereto will set forth the terms of the offering of any Bonds, including the names of any agents, underwriters or dealers, the purchase price of such Bonds and the net proceeds to Duquesne Light from such sale, any underwriting discounts or commissions and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed.

     If Duquesne Light uses underwriters to sell Bonds, the underwriters will acquire such Bonds for their own account and resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Bonds may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such Bonds will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Bonds if any of such Bonds are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such Bonds may be purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If Duquesne Light uses one or more agents to sell Bonds, the agents will be named, and any commissions payable by Duquesne Light to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Duquesne Light will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Bonds at the public offering price set forth in such prospectus supplement or supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such prospectus supplement. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement and such prospectus supplement will set forth the commissions payable for solicitation of such contracts.

     Any agents, underwriters or dealers participating in the distribution of the Bonds may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Bonds may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with Duquesne Light to indemnification by Duquesne Light against certain liabilities, including liabilities under the Securities Act and other securities laws, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.

     Unless otherwise provided in the applicable prospectus supplement relating to a series of Bonds, Duquesne Light does not intend to apply for the listing of the Bonds on a national securities exchange, but any agents, underwriters or dealers participating in the distribution of the Bonds may make a market in the Bonds, as permitted by applicable laws and regulations. Any such underwriters, dealers or agents would not be obligated to do so, however, and could discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Bonds.

     Any agents, underwriters or dealers or agents participating in the distribution of the Bonds, and/or affiliates thereof, may engage in transactions with and perform services for Duquesne Light and its affiliates in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to Duquesne Light's most recent Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included in such Annual Report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Legal matters in connection with the Bonds will be passed upon for Duquesne Light by Douglas L. Rabuzzi, Assistant General Counsel of Duquesne Light, and by Thelen Reid & Priest LLP, special counsel for Duquesne Light, and for any agents, underwriters or dealers by Milbank, Tweed, Hadley & McCloy LLP. Only Mr. Rabuzzi will pass upon legal matters pertaining to title and the lien of the Mortgage.

                               PENNSYLVANIA TAXES

     Individuals who are residents of Pennsylvania and who hold Bonds for their own account will not be subject to existing personal property taxes thereon in Pennsylvania, but Duquesne Light will be required to withhold from interest paid to such individuals Pennsylvania Corporate Loans Tax, currently at the rate of 4 mills per annum, on the principal amount of their Bonds.

                                  $200,000,000

                             DUQUESNE LIGHT COMPANY




                              FIRST MORTGAGE BONDS
                             6.70% SERIES O DUE 2012

                                     [LOGO]

                                 ---------------


                              PROSPECTUS SUPPLEMENT

                                  APRIL 8, 2002

                                 ---------------

                              SALOMON SMITH BARNEY
                         BANC ONE CAPITAL MARKETS, INC.
                               WACHOVIA SECURITIES

                              --------------------

                              ABN AMRO INCORPORATED
                       TOKYO-MITSUBISHI INTERNATIONAL PLC
                            BNY CAPITAL MARKETS, INC.
                          MELLON FINANCIAL MARKETS LLC
                            NATCITY INVESTMENTS, INC.